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                                                                    EXHIBIT (20)

                            INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS

TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $33,822 or $.01 per share on revenues of $7,333,795 for its second quarter ended November 30, 1997 compared with earnings of $125,605 or $.03 per share on revenues of $6,111,872 for the second quarter of the previous year.


For the first six months of the year, the Company reported earnings of $71,399 or $.02 per share on revenues of $13,505,038 compared with earnings of $231,127 or $.05 per share on revenues of $11,857,196 for the first six months of the previous year.

Although revenues were up 20%, margins were lower due to continued price competition and reduction in our Duke service contract. Expenses were higher due primarily to increased headcount and the opening of our Kansas City office.

We have been informed by NASDAQ that the new regulation which requires a minimum bid price of $1.00 to remain listed among NASDAQ Small Cap Stocks will take effect on February 23, 1998. In the event of delisting by NASDAQ, we will apply to be traded through the automated OTC Bulletin Board, or the daily printed Pink Sheets.

Thank you for your continued support.





Neal E. Young                                  David L. White
Chairman                                  Chief Executive Officer

                                                January 14, 1998




                           INOTEK TECHNOLOGIES CORP.
                        STATEMENTS OF INCOME (UNAUDITED)



                                          THREE MONTHS ENDED                   SIX MONTHS ENDED
                                             NOVEMBER 30                         NOVEMBER 30
                                      1997              1996               1997              1996
---------------------------------------------------------------------------------------------------------
NET SALES                            $ 7,333,795       $ 6,111,872       $ 13,505,038       $ 11,857,196
COST AND EXPENSES:
    COST OF SALES                      5,352,071         4,319,316          9,754,419          8,349,324
    SALES AND MARKETING                  943,755           813,094          1,839,560          1,621,303
    GENERAL AND ADMINISTRATIVE           937,926           738,086          1,723,149          1,443,401
---------------------------------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES            7,233,752         5,870,496         13,317,128         11,414,028
---------------------------------------------------------------------------------------------------------
OPERATING INCOME                         100,043           241,376            187,910            443,168
INTEREST EXPENSES                         (5,921)           (7,767)           (13,052)           (14,876)
---------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES              94,122           233,609            174,858            428,292
INCOME TAXES                              60,300           108,004            102,919            197,165
---------------------------------------------------------------------------------------------------------
NET EARNINGS                         $    33,822       $   125,605       $     71,939       $    231,127
=========================================================================================================

NET EARNINGS PER SHARE               $      0.01       $      0.03       $       0.02       $       0.05
=========================================================================================================



                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS


                                       NOVEMBER 30    MAY 31
                                          1997         1997
                                      --------------------------
                                      (unaudited)
                      ASSETS

CURRENT ASSETS:
    CASH AND  CASH EQUIVALENTS             $   132,053    $   376,145
    TRADE RECEIVABLES, (NET OF
       ALLOWANCE FOR DOUBTFUL
       ACCOUNTS OF $72,777 AND $45,182)      3,831,999      3,619,039
    INVENTORIES                              2,794,340      2,178,744
    DEFERRED TAX ASSET                         169,764         77,953
    PREPAID INCOME TAXES                            --         13,660
    PREPAID EXPENSES & OTHER ASSETS            157,101        165,240
---------------------------------------------------------------------
TOTAL CURRENT ASSETS                         7,085,257      6,430,781

PROPERTY AND EQUIPMENT, NET                    511,109        370,837
GOODWILL, NET                                2,090,579      2,123,534
OTHER ASSETS                                    56,951         64,590
DEFERRED TAX ASSET                             160,867        193,395
---------------------------------------------------------------------
TOTAL ASSETS                               $ 9,904,763    $ 9,183,137
=====================================================================



                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    ACCOUNTS PAYABLE                       $ 2,365,671   $ 1,865,089
    ACCRUED EXPENSES                           998,239       776,153
    INCOME TAXES PAYABLE                       133,777          -
    CURRENT PORTION OF NOTES
        PAYABLE                                214,480       413,833
--------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                    3,712,167     3,055,075

NOTES PAYABLE                                   52,305        59,710

SHAREHOLDERS' EQUITY:
    COMMON SHARES, $.01 PAR VALUE;
       AUTHORIZED SHARES - 10,000,000
       ISSUED SHARES - 4,354,088
       OUTSTANDING SHARES - 4,354,088           43,541        43,541
ADDITIONAL PAID-IN CAPITAL                   3,299,546     3,299,546
RETAINED EARNINGS                            2,797,204     2,725,265
--------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                   6,140,291     6,068,352
--------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                $ 9,904,763   $ 9,183,137
====================================================================